SCHEDULE F(2)

				SEASONS SERIES TRUST
				MID CAP VALUE
				GOLDMAN SACHS ASSET MANAGEMENT L.P.
					03/31/2007



					Securities Purchased
					1

Name of Underwriters
(See prospectus attached)

Name of Issuer  					"Lazard, Ltd."

Title of Security					"Lazard, Ltd."

Date of First Offering					11/30/2006

Amount of Total Offering					"590,460,000 Shares"

Unit Price					$45.42

Underwriting Spread or Commission					$1.70


Dollar Amount of Purchases					"$249,810.00 "

Number of Shares Purchased					"5,500.00 Shares"

Years of Continuous Operation					At Least 3 years of operations

Percentage of Offering Purchased					0.042%
by Portfolio

Percentage of Offering Purchased by					5.7269%
other Portfolios of the Trust and
other Investment Companies advised
by the Adviser or any Subadviser

Sum of (18) and (19)					5.7692%

Percentage of Portfolio Assets					0.3335%
Applied to Purchase

Name(s) of Underwriter(s) or					Lazard Capital Markets
Dealer(s) from whom Purchased